Exhibit 15.4

February 3, 2014

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

I hereby consent to (a) Roscoe Postle Associates Inc. being named in the Annual Report on Form 20-F of ArcelorMittal SA for the year ended December 31, 2013 (the “2013 20-F’) as having (i) conducted independent audits of the 2011 iron ore reserve estimates on ArcelorMittal SA’s properties in Canada, Mexico, United States, and Liberia and (ii) prepared the 2013 iron ore reserve estimates on ArcelorMittal’s properties in Baffin Island, Nunavut, Canada and (b) the incorporation by reference of the 2013 20-F into Registration Statements Nos. 333-147382, 333-153576, 333-162697, and 333-170117 on Form S-8 and Registration Statement No. 333-179763 on Form F-3 (as amended by Post-Effective Amendment No. 1).

Yours truly,

Roscoe Postle Associates Inc.

Per:

/s/ Deborah A. McCombe

Deborah A. McCombe, P.Geo.

President and CEO